Exhibit 99.1

REVA to Focus on Breakthrough Scaffold: Fantom

Highlights:

•                  Fantom™ scaffold family, a significant product advance over ReZolve® technology

•                  Fast-track development of Fantom “thin-strut” fully bioresorbable scaffolds

•                  Reduction in overhead costs

San Diego, California and Sydney, Australia (Thursday 27 March 2014, AEDT) — REVA announced today that it has positioned the Company to fast-track the development of its breakthrough “thin-strut” fully bioresorbable scaffold family, Fantom.

The Fantom scaffold is made from a single piece of REVA’s proprietary high performance desaminotyrosine polycarbonate polymer. Fantom is both less complex to manufacture and results in coronary scaffolds that are smaller and stronger than REVA’s current ReZolve platform.

Fantom is intended to halve the strut thickness of ReZolve without a decrease in radial strength.  Thinner scaffold dimensions greatly improve deliverability and healing response, each of which can help to ensure broader adoption. Fantom maintains REVA’s unique attributes of x-ray visibility and a single inflation to expand the device, features the Company believes competitive polymer scaffolds do not offer.

Early bench tests and preclinical results of Fantom have demonstrated the substantial performance benefits of this product.  The first human implants of the Fantom scaffold are planned to occur by the end of 2014, with commercialization targeted for mid-2016.

“We are witnessing the conversion in an annual $4 billion market from metallic stents to the use of fully bioresorbable scaffolds, because these new devices help to restore blood flow in diseased heart vessels, then disappear when their jobs are complete,” said REVA’s CEO, Bob Stockman. “The coronary stent market is now demanding that bioresorbable scaffolds emulate the deliverability, scaffolding mechanics and ease of use of today’s best metallic stents.  We believe that our new thin-strut technology family of Fantom scaffolds will best address these requirements. We pride ourselves on pioneering breakthrough technologies, and we believe the evolving Fantom pipeline will prove to be a perfect demonstration of REVA’s ingenuity and world-class polymer expertise.”

As part of the plan to accelerate Fantom, REVA will cease expending further resources on ReZolve, other than to follow patients in the RESTORE CE Mark trial.  Doing so allows the Company to focus all resources on preparing Fantom for human studies to begin by the end of this year.  The Company has effected a significant reduction of personnel, eliminated ReZolve manufacturing overhead and reduced other costs not essential to the development and production of Fantom. Mr. Stockman added, “despite the promising results we have seen with ReZolve in its CE Mark trial, a streamlined organization entirely focused on what we believe to be the product that will catalyze widespread clinical adoption is the best strategy for creating value for every REVA stakeholder: patients, doctors, employees, and shareholders.”

HEAD OFFICE:  5751 Copley Drive, San Diego, CA 92111 • +1 (858) 966-3000 • +1 (858) 966-3099 (FAX) • www.revamedical.com

AUSTRALIAN OFFICE:  Level 6, 175 Macquarie Street, Sydney, NSW 2000 • +61 2 9231 3322 • +61 9229 2727 (FAX) • ARBN 146 505 777

REVA Medical, Inc., is a foreign company incorporated in Delaware, USA, whose stockholders have limited liability.

About REVA

REVA is a development stage medical device company located in San Diego, California, USA, that is focused on the development, testing, and eventual commercialization of its proprietary bioresorbable stent products, which are also called “scaffolds.” The Company’s technologies combine its stent designs with its proprietary polymer; these products are designed to offer full x-ray visibility, clinically relevant sizing, and a controlled and safe resorption rate. The Company has several products in clinical study phase. A total of 112 patients were enrolled in its most recent trial in Australia, Brazil, Europe, and New Zealand; they will be followed for a total of five years, with primary data to be obtained at nine and 12 months. REVA will require successful clinical results and regulatory approval before it can commercialize any of its products.

Forward-Looking Statements

This announcement contains or may contain forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management. All statements that are not statements of historical fact, including those statements that address future operating performance and events or developments that we expect or anticipate will occur in the future, are forward-looking statements, such as those statements regarding our ability to raise financing to fund our operations on terms favorable to us or at all, our ability to obtain the regulatory approvals, our ability to timely and successfully complete our clinical trials, our ability to protect our intellectual property position, our ability to commercialize our products if and when approved, our ability to develop and commercialize new products, and our estimates regarding our capital requirements and financial performance, including profitability. You should not place undue reliance on these forward-looking statements. Although management believes these forward-looking statements are reasonable as and when made, forward-looking statements are subject to a number of risks and uncertainties that may cause our actual results to vary materially from those expressed in the forward-looking statements, including the risks and uncertainties that are described in the “Risk Factors” section of our Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”) on March 17, 2014. Any forward-looking statements in this announcement speak only as of the date when made. REVA does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

United States Investor and Media Enquiries: Cheryl Liberatore Director, Investor Relations and Marketing REVA Medical, Inc. +1 858 966-3045	Australia Investor Enquiries: Kim Jacobs Inteq Limited +61 2 9229 2700 Media Enquiries: Rebecca Wilson Buchan Consulting +61 3 9866 4722